Exhibit 21.1

Subsidiaries of the Registrant

The following is a list of our subsidiaries as of December 31, 2022.

Name	Jurisdiction of Incorporation
ALR Technologies Inc.	Nevada
Canada Diabetes Solution Centre Inc.	Canada